Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Fourth Quarter and Full Year 2017 Results
DALLAS, Texas - February 21, 2018 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the fourth quarter and full year ended December 31, 2017, including the following highlights:
Fourth Quarter 2017

•	Earnings per common diluted share of $3.42 compared to $0.44 per share in 2016

•
Earnings per share include a one-time $3.03 per share benefit related to the effects of the Tax Cuts and Jobs Act, partially offset by $0.04 per share of transaction costs incurred related to the Company's planned spin-off transaction, resulting in an adjusted earnings per common diluted share of $0.43

•	Railcar deliveries and orders totaling 6,150 and 3,180 railcars, respectively, in the Rail Group, compared to 7,435 and 1,985 railcars, respectively, in 2016

•	Completed sales of $206.3 million of leased railcars during the quarter with associated earnings per common diluted share of $0.18 compared to no sales in 2016

•	Repurchased approximately 883,000 shares of common stock at a cost of $33.0 million

•	Announced its Board of Directors approved a plan to pursue a spin-off of the Company's infrastructure-related businesses to Trinity stockholders
Full Year 2017

•	Earnings per common diluted share of $4.52 compared to $2.25 per share in 2016

•
Earnings per share include a one-time $3.06 per share benefit related to the effects of the Tax Cuts and Jobs Act, partially offset by $0.06 per share of transaction costs incurred related to the Company's planned spin-off transaction, resulting in an adjusted earnings per common diluted share of $1.52

•
Railcar deliveries of 18,395 with Rail Group backlog of $2.2 billion as of December 31, 2017, compared to railcar deliveries of 27,240 in 2016 and Rail Group backlog of $3.0 billion as of December 31, 2016

•	Completed sales of $460.3 million leased railcars compared to sales of $171.9 million in 2016 with associated earnings per common diluted share of $0.43 and $0.21, respectively

•	Repurchased approximately 2.8 million shares of common stock at a cost of $85.4 million
Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $538.5 million, or $3.42 per common diluted share, for the fourth quarter ended December 31, 2017. Net income for the same quarter of 2016 was $67.6 million, or $0.44 per common diluted share. Revenues for the fourth quarter of 2017 totaled $906.4 million compared to revenues of $1.1 billion for the same quarter of 2016. In the fourth quarter, the Company incurred approximately $10.6 million of transaction costs, or $0.04 per share, related to the expected spin-off transaction.
For the year ended December 31, 2017, the Company reported net income attributable to Trinity stockholders of $702.5 million, or $4.52 per common diluted share. In 2016, the Company reported net income of $343.6 million, or $2.25 per common diluted share. Revenues for the year ended December 31, 2017 were $3.7 billion compared to revenues of $4.6 billion in 2016. For the year ended December 31, 2017, the Company incurred approximately $14.2 million of transaction costs, or $0.06 per share, related to the expected spin-off transaction.
Results for the fourth quarter and year ended December 31, 2017 included a non-cash tax benefit of $476.2 million, or $3.03 and $3.06 per common diluted share, respectively, related to the effects of the Tax Cuts and

Jobs Act enacted in December 2017. This benefit resulted primarily from the remeasurement of the Company's net deferred tax liabilities to reflect the recently enacted 21% United States federal corporate income tax rate. Excluding the effects of the Tax Cuts and Jobs Act, the effective tax rate for the fourth quarter and year ended December 31, 2017 was 36.6% and 36.2%, respectively.
“2017 was an eventful year for our company, with a number of positive events occurring. From a consolidated financial results standpoint, we outperformed our original expectations heading into the year. Despite persistent oversupply conditions throughout the year in the North American railcar and inland barge markets, our teams were able to maintain operational flexibility and adjust to demand fluctuations,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President.
Mr. Wallace continued, “In September, we were very pleased to receive the reverse and render ruling from the U.S. Court of Appeals for the Fifth Circuit in the Company’s federal False Claims Act litigation. Over the course of 2017, Trinity’s management and Board of Directors continued to spend a great deal of time evaluating a variety of strategic options to create shareholder value, culminating in our recent announcement to spin-off Trinity’s infrastructure-related businesses. This year will be a transformational year for Trinity as we implement our plan. We are enthusiastic about the opportunity to maximize shareholder value through the creation of two strong, independent companies.”
Quarterly Business Group Results
In the fourth quarter of 2017, the Rail Group reported revenues of $647.2 million compared to revenues of $816.4 million in the fourth quarter of 2016. Operating profit and profit margin for the Rail Group were $77.8 million and 12.0% in the fourth quarter of 2017 compared to $110.3 million and 13.5% in the fourth quarter of 2016. The decreases in revenues and operating profit were primarily due to significantly lower railcar deliveries. The Rail Group delivered 6,150 railcars and received orders for 3,180 railcars during the fourth quarter of 2017 compared to 7,435 and 1,985 railcars, respectively, in the same quarter last year. The Rail Group had a backlog of $2.2 billion as of December 31, 2017, representing 22,585 railcars, compared to a backlog of $2.4 billion as of September 30, 2017, representing 25,555 railcars.
The Railcar Leasing and Management Services Group (“Leasing Group”) reported revenues and operating profit of $197.1 million and $128.1 million, respectively, in the fourth quarter of 2017, an increase of 10.6% and 46.1%, respectively, compared to the same quarter of 2016. Included in these results are revenues and operating profit from operations of $191.2 million and $84.5 million, respectively, compared to $178.2 million and $87.7 million, respectively, for the fourth quarter of 2016. The increase in revenues from operations was primarily due to growth in the lease fleet and compensation received during the quarter for an order cancellation for 650 railcars negotiated and agreed to with a customer in October 2017. As previously indicated, the cancellation fee increased earnings per share for the quarter by $0.07. The increase in revenues from operations was offset by lower utilization, a decline in average rental rates and an increase in fleet maintenance and compliance expenses resulting in lower operating profit.
The Leasing Group also reported revenues and operating profit from the sale of leased railcars from the lease fleet of $5.9 million and $43.6 million, respectively, in the fourth quarter of 2017. There were no sales of leased railcars in the fourth quarter of 2016.Total proceeds from the sale of leased railcars including the sale of railcars owned for more than one year that are not included in revenues, were $206.3 million for the fourth quarter of 2017. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported revenues of $33.6 million in the fourth quarter of 2017 compared to revenues of $75.1 million in the fourth quarter of 2016. Operating profit for this Group was $0.2 million in the fourth quarter of 2017 compared to a profit of $6.7 million in the fourth quarter of 2016. The decreases in revenues and operating profit compared to the same quarter last year were primarily due to significantly lower barge deliveries. The Inland Barge Group received orders of $5.8 million during the quarter and, as of December 31, 2017, had a backlog of $98.2 million compared to a backlog of $126.0 million as of September 30, 2017.
The Energy Equipment Group reported revenues of $234.8 million in the fourth quarter of 2017 compared to revenues of $257.0 million in the same quarter of 2016. Operating profit and profit margin for this Group were $20.5 million and 8.7% compared to $29.6 million and 11.5% in the same quarter last year. A decrease in volumes in the Group's structural wind towers product line was partially offset by higher revenues in the Group's utility structures product line. The backlog for structural wind towers as of December 31, 2017 was $780.8 million compared to a backlog of $847.3 million as of September 30, 2017.
The Construction Products Group reported revenues of $118.3 million in the fourth quarter of 2017 compared to revenues of $112.7 million in the fourth quarter of 2016. Operating profit and profit margin were $11.6 million and 9.8% in the fourth quarter of 2017 compared to $11.4 million and 10.1% in the same quarter last year. The increases in revenues and operating profit compared to the same quarter last year were primarily due to the acquisition of a trench shoring business during the third quarter of 2017, partially offset by lower volumes in our highway products and construction aggregates businesses.
Cash and Liquidity
At December 31, 2017, the Company had cash, cash equivalents, and short-term marketable securities of $1.1 billion. When combined with capacity under committed credit facilities, the Company had approximately $2.5 billion of available liquidity at the end of the fourth quarter.
Share Repurchase
In December 2017, the Company's Board of Directors authorized a new $500 million share repurchase program effective January 1, 2018 through December 31, 2019, replacing the previous share repurchase program which expired on December 31, 2017. During the fourth quarter of 2017, the Company repurchased 883,200 shares of common stock at a cost of $33.0 million under the expiring program. During 2017, the Company repurchased 2,825,400 shares of common stock at a cost of $85.4 million.
Proposed Spin-off
On December 12, 2017, the Company announced that its Board of Directors unanimously approved a plan to pursue a spin-off of the Company's infrastructure-related businesses to Trinity stockholders. The separation is planned as a tax-free spin-off transaction to the Company's stockholders for U.S. federal income tax purposes. The transaction is expected to result in two separate public companies: (1) Trinity, the currently existing company, which will be comprised primarily of Trinity’s rail-related businesses and (2) a new infrastructure company, focused on infrastructure-related products and services.
Completion of the spin-off will be subject to, among other things, the effectiveness of appropriate filings with the Securities and Exchange Commission, final approval from the Company's Board of Directors, and other customary conditions. The Company may, at any time and for any reason until the proposed transaction is complete, abandon the separation or modify or change its terms. The separation is expected to be completed in the fourth quarter of 2018, but there can be no assurance regarding the ultimate timing of the separation or that the separation will ultimately occur.
Earnings Guidance for 2018
The 2018 earnings guidance reflects consolidated results for the Company and has not been adjusted to incorporate the completion of a potential spin-off transaction.
For the full year 2018, the Company anticipates earnings of between $1.15 and $1.35 per common diluted share, excluding transaction costs of approximately $25 million that the Company expects to incur related to the potential spin-off and with a revised effective tax rate of 24% as result of the Tax Cuts and Jobs Act. Total earnings for the full year 2018, including the additional transaction costs, are anticipated to be between $1.00 and $1.20 per common diluted share. This compares to the Company's previous guidance of between

$0.90 and $1.25 per share which did not include any spin-off related costs and assumed an effective tax rate of 36%.
The Company now anticipates 2018 railcar deliveries of 20,500, compared to deliveries of 18,395 railcars in 2017. The Company also anticipates sales of leased railcars of approximately $350 million in 2018. Supplemental information for the Company’s 2018 full year guidance and outlook is provided at the end of the accompanying tables.
Actual results in 2018 may differ from present expectations and could be impacted by a number of factors including, among others, the risk factors disclosed in "Risk Factors" and "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the most recent fiscal year.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on February 22, 2018 to discuss its fourth quarter and full year results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Events & Presentations menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0459 until 11:59 p.m. Eastern on March 1, 2018.
Company Description
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, among others. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, statements regarding the effect of the Tax Cuts and Jobs Act on Trinity's financial results, any non-cash tax benefits from the remeasurement of Trinity's net deferred tax liabilities, the anticipated separation of Trinity into two separate public companies, the expected timetable for completing the spin-off transaction, whether or not the spin-off transaction occurs, future financial and operating performance of each company, benefits and synergies of the spin-off transaction, strategic and competitive advantages of each company, future opportunities for each company and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. There is no assurance that the proposed spin-off transaction will be completed, that the Company's Board of Directors will continue to pursue the proposed spin-off transaction (even if there are no impediments to completion), that the Company will be able to separate its businesses, or that the proposed spin-off transaction will be the most beneficial alternative considered. Forward looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, as well as any changes in or abandonment of the proposed separation or the ability to effect the separation and satisfy the conditions to the proposed separation, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year, and as may be revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Investor Contact:
Preston Bass
Director, Investor Relations
Trinity Industries, Inc.
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2017	2016
Revenues	$906.4	$1,103.8
Operating costs:
Cost of revenues	681.7	841.2
Selling, engineering, and administrative expenses	125.2	101.9
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(43.3)	—
Other	(1.5)	(2.9)
	762.1	940.2
Operating profit	144.3	163.6
Interest expense, net	43.0	43.7
Other, net	0.7	4.3
Income before income taxes	100.6	115.6
Provision (benefit) for income taxes	(439.4)	41.4
Net income	540.0	74.2
Net income attributable to noncontrolling interest	1.5	6.6
Net income attributable to Trinity Industries, Inc.	$538.5	$67.6

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$3.56	$0.44
Diluted	$3.42	$0.44
Weighted average number of shares outstanding:
Basic	148.4	148.7
Diluted	154.7	149.4
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.
The Tax Cuts and Jobs Act (the "Act”) was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign-sourced earnings. As of December 31, 2017, we have completed an initial assessment of the tax effects of the Act, and have made a reasonable estimate of the effects on our existing deferred tax balances. We remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to impact future tax returns. However, we are still analyzing certain aspects of the Act and refining our calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts resulting in adjustments in future periods in 2018. The impact of the Act may differ from our estimate due to changes in the regulations, rulings, guidance, and interpretations issued by the IRS and the Financial Accounting Standards Board ("FASB") as well as interpretations and assumptions made by the Company. For the items for which we were able to determine a reasonable estimate, we recognized a provisional net benefit of $476.2 million or $3.03 per common diluted share for the three months ended December 31, 2017, which is included as a component of provision (benefit) for income taxes.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Year Ended December 31,
	2017	2016
Revenues	$3,662.8	$4,588.3
Operating costs:
Cost of revenues	2,745.5	3,456.1
Selling, engineering, and administrative expenses	454.8	407.4
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(83.5)	(13.5)
Other	(3.1)	(3.9)
	3,113.7	3,846.1
Operating profit	549.1	742.2
Interest expense, net	173.4	176.5
Other, net	3.7	(1.1)
Income before income taxes	372.0	566.8
Provision (benefit) for income taxes	(341.6)	202.1
Net income	713.6	364.7
Net income attributable to noncontrolling interest	11.1	21.1
Net income attributable to Trinity Industries, Inc.	$702.5	$343.6

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$4.62	$2.25
Diluted	$4.52	$2.25
Weighted average number of shares outstanding:
Basic	148.6	148.4
Diluted	152.0	148.6
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.
The Act was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign-sourced earnings. As of December 31, 2017, we have completed an initial assessment of the tax effects of the Act, and have made a reasonable estimate of the effects on our existing deferred tax balances. We remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to impact future tax returns. However, we are still analyzing certain aspects of the Act and refining our calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts resulting in adjustments in future periods in 2018. The impact of the Act may differ from our estimate due to changes in the regulations, rulings, guidance, and interpretations issued by the IRS and the Financial Accounting Standards Board ("FASB") as well as interpretations and assumptions made by the Company. For the items for which we were able to determine a reasonable estimate, we recognized a provisional net benefit of $476.2 million or $3.06 per common diluted share for the year ended December 31, 2017, which is included as a component of provision (benefit) for income taxes.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,
Revenues:	2017	2016
Rail Group	$647.2	$816.4
Construction Products Group	118.3	112.7
Inland Barge Group	33.6	75.1
Energy Equipment Group	234.8	257.0
Railcar Leasing and Management Services Group	197.1	178.2
All Other	26.7	23.9
Segment Totals before Eliminations	1,257.7	1,463.3
Eliminations - lease subsidiary	(274.6)	(279.8)
Eliminations - other	(76.7)	(79.7)
Consolidated Total	$906.4	$1,103.8

	Three Months Ended December 31,
Operating profit (loss):	2017	2016
Rail Group	$77.8	$110.3
Construction Products Group	11.6	11.4
Inland Barge Group	0.2	6.7
Energy Equipment Group	20.5	29.6
Railcar Leasing and Management Services Group	128.1	87.7
All Other	(4.3)	(5.1)
Segment Totals before Eliminations and Corporate Expenses	233.9	240.6
Corporate	(52.5)	(36.0)
Eliminations - lease subsidiary	(35.9)	(39.1)
Eliminations - other	(1.2)	(1.9)
Consolidated Total	$144.3	$163.6

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Year Ended December 31,
Revenues:	2017	2016
Rail Group	$2,083.8	$3,077.3
Construction Products Group	504.6	523.2
Inland Barge Group	157.9	403.1
Energy Equipment Group	974.9	1,012.7
Railcar Leasing and Management Services Group	843.2	827.0
All Other	97.9	92.2
Segment Totals before Eliminations	4,662.3	5,935.5
Eliminations - lease subsidiary	(732.0)	(1,021.9)
Eliminations - other	(267.5)	(325.3)
Consolidated Total	$3,662.8	$4,588.3

	Year Ended December 31,
Operating profit (loss):	2017	2016
Rail Group	$216.1	$459.9
Construction Products Group	66.4	72.6
Inland Barge Group	6.4	45.3
Energy Equipment Group	100.9	133.1
Railcar Leasing and Management Services Group	444.5	360.1
All Other	(19.3)	(18.9)
Segment Totals before Eliminations and Corporate Expenses	815.0	1,052.1
Corporate	(167.3)	(131.0)
Eliminations - lease subsidiary	(92.0)	(178.2)
Eliminations - other	(6.6)	(0.7)
Consolidated Total	$549.1	$742.2

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	($ in millions)
Revenues:
Leasing and management	$191.2	$178.2	$743.6	$700.9
Sales of railcars owned one year or less at the time of sale(1)	5.9	—	99.6	126.1
Total revenues	$197.1	$178.2	$843.2	$827.0
Operating profit:
Leasing and management	$84.5	$87.7	$341.3	$312.5
Railcar sales(1):
Railcars owned one year or less at the time of sale	0.3	—	19.7	34.1
Railcars owned more than one year at the time of sale	43.3	—	83.5	13.5
Total operating profit	$128.1	$87.7	$444.5	$360.1
Operating profit margin:
Leasing and management	44.2%	49.2%	45.9%	44.6%
Railcar sales	*	*	*	*
Total operating profit margin	65.0%	49.2%	52.7%	43.5%
Selected expense information(2):
Depreciation	$43.8	$40.7	$172.3	$156.2
Maintenance and compliance	$27.0	$19.6	$96.4	$104.3
Rent	$9.9	$10.0	$39.9	$39.3
Interest	$31.8	$30.8	$125.8	$125.2

	December 31, 2017	December 31, 2016
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	63,915	60,440
Partially-owned	24,675	24,670
	88,590	85,110
Managed (third-party owned)	25,460	18,730
	114,050	103,840
Portfolio utilization (Company-owned railcars)	96.8%	97.6%

	Year Ended December 31,
	2017	2016
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$99.6	$126.1
Railcars owned more than one year at the time of sale	360.7	37.7
Rail Group	—	8.1
	$460.3	$171.9
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2017	December 31, 2016
Cash and cash equivalents	$778.6	$563.4
Short-term marketable securities	319.5	234.7
Receivables, net of allowance	369.7	378.7
Income tax receivable	29.0	102.1
Inventories	640.6	665.8
Restricted cash	195.2	178.2
Net property, plant, and equipment	6,134.7	5,966.8
Goodwill	780.3	754.1
Other assets	295.6	281.5
	$9,543.2	$9,125.3

Accounts payable	$175.4	$156.1
Accrued liabilities	440.0	426.1
Debt, net of unamortized discount of $8.5 and $27.1	3,242.4	3,056.6
Deferred income	20.5	23.5
Deferred income taxes	743.2	1,072.9
Other liabilities	63.7	79.0
Stockholders' equity:
Trinity Industries, Inc.	4,501.1	3,918.5
Noncontrolling interest	356.9	392.6
	4,858.0	4,311.1
	$9,543.2	$9,125.3

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2017	December 31, 2016
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$2,046.4	$1,936.1
Accumulated depreciation	(1,073.7)	(974.4)
	972.7	961.7
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	4,987.6	4,673.0
Accumulated depreciation	(858.3)	(760.1)
	4,140.0	3,923.6
Partially-owned subsidiaries:
Equipment on lease	2,315.5	2,309.4
Accumulated depreciation	(492.8)	(429.8)
	1,822.7	1,879.6

Deferred profit on railcars sold to the Leasing Group	(974.9)	(948.2)
Accumulated amortization	174.2	150.1
	(800.7)	(798.1)
	$6,134.7	$5,966.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2017	December 31, 2016
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.3 and $0.4	399.7	399.6
Convertible subordinated notes, net of unamortized discount of $8.2 and $26.7	441.2	422.7
Other	0.5	—
	841.4	822.3
Less: unamortized debt issuance costs	(2.9)	(3.7)
	838.5	818.6
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations, net of unamortized debt issuance costs of $- and $0.1	28.3	32.0
	28.3	32.0
Non-recourse:
Secured railcar equipment notes	591.6	647.3
Warehouse facility	150.7	204.1
Promissory notes	293.6	—
	1,035.9	851.4
Less: unamortized debt issuance costs	(11.1)	(11.4)
	1,024.8	840.0
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,365.3	1,381.0
Less: unamortized debt issuance costs	(14.5)	(15.0)
	1,350.8	1,366.0
	$3,242.4	$3,056.6

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	December 31, 2017	December 31, 2016
Leasing Debt Summary
Total Recourse Debt	$28.3	$32.0
Total Non-Recourse Debt	2,375.6	2,206.0
	$2,403.9	$2,238.0
Total Leasing Debt
Wholly-owned subsidiaries	$1,053.1	$872.0
Partially-owned subsidiaries	1,350.8	1,366.0
	$2,403.9	$2,238.0
Equipment on Lease(1)
Wholly-owned subsidiaries	$4,140.0	$3,923.6
Partially-owned subsidiaries	1,822.7	1,879.6
	$5,962.7	$5,803.2
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	25.4%	22.2%
Partially-owned subsidiaries	74.1%	72.7%
Combined	40.3%	38.6%
(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Year Ended December 31,
	2017	2016
Operating activities:
Net income	$713.6	$364.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	295.4	283.0
Provision (benefit) for deferred income taxes	(337.4)	321.4
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(83.5)	(13.5)
Other	58.6	61.5
Changes in assets and liabilities:
(Increase) decrease in receivables	88.1	(16.0)
(Increase) decrease in inventories	32.6	273.3
Increase (decrease) in accounts payable and accrued liabilities	33.1	(165.6)
Other	(38.9)	(18.6)
Net cash provided by operating activities	761.6	1,090.2
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	360.7	37.7
Proceeds from dispositions of property	11.3	16.0
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $79.9 and $92.0	(608.3)	(799.1)
Capital expenditures - manufacturing and other	(104.4)	(134.3)
(Increase) decrease in short-term marketable securities	(84.8)	(149.8)
Acquisitions	(47.5)	—
Other	0.3	6.8
Net cash required by investing activities	(472.7)	(1,022.7)
Financing activities:
Payments to retire debt	(375.4)	(162.5)
Proceeds from issuance of debt	534.1	—
Shares repurchased	(79.4)	(34.7)
Dividends paid to common shareholders	(72.6)	(66.7)
Purchase of shares to satisfy employee tax on vested stock	(14.4)	(16.3)
Distributions to noncontrolling interest	(48.7)	(26.4)
(Increase) decrease in restricted cash	(17.0)	17.6
Other	(0.3)	(1.1)
Net cash required by financing activities	(73.7)	(290.1)
Net increase (decrease) in cash and cash equivalents	215.2	(222.6)
Cash and cash equivalents at beginning of period	563.4	786.0
Cash and cash equivalents at end of period	$778.6	$563.4

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$538.5			$67.6
Unvested restricted share participation	(10.5)			(1.8)
Net income attributable to Trinity Industries, Inc. - basic	528.0	148.4	$3.56	65.8	148.7	$0.44
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.8		—	—
Convertible subordinated notes	0.4	5.5		—	0.7
Net income attributable to Trinity Industries, Inc. - diluted	$528.4	154.7	$3.42	$65.8	149.4	$0.44

	Year Ended December 31, 2017			Year Ended December 31, 2016
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$702.5			$343.6
Unvested restricted share participation	(15.4)			(9.4)
Net income attributable to Trinity Industries, Inc. - basic	687.1	148.6	$4.62	334.2	148.4	$2.25
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.5		—	—
Convertible subordinated notes	0.3	2.9		—	0.2
Net income attributable to Trinity Industries, Inc. - diluted	$687.4	152.0	$4.52	$334.2	148.6	$2.25

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended December 31,
	2017	2016
Net income	$540.0	$74.2
Add:
Interest expense	46.5	45.2
Provision (benefit) for income taxes	(439.4)	41.4
Depreciation and amortization expense	74.7	72.4
Earnings before interest expense, income taxes, and depreciation and amortization expense	$221.8	$233.2

	Year Ended December 31,
	2017	2016
Net income	$713.6	$364.7
Add:
Interest expense	184.0	181.9
Provision (benefit) for income taxes	(341.6)	202.1
Depreciation and amortization expense	295.4	283.0
Earnings before interest expense, income taxes, and depreciation and amortization expense	$851.4	$1,031.7

Trinity Industries, Inc.
2018 Full Year Guidance and Outlook
(unaudited)

Total Company:
Earnings per share, excluding spin-off transaction costs	$1.15 - $1.35 per share
Total earnings per share	$1.00 - $1.20 per share
Corporate expense, excluding spin-off transaction costs	$130 - $150 million
Spin-off transaction costs	$25 million
Tax rate, excluding spin-off transaction costs	24%

Rail Group:
Revenue	$2.2 billion
Operating margin	8.0%
Railcar deliveries	20,500 railcars
Revenue elimination from sales to Leasing Group	$845 million
Operating profit elimination from sales to Leasing Group	$95 million

Railcar Leasing and Management Services Group:
Leasing and management revenues	$715 million
Leasing and management operating profit	$290 million
Proceeds from sales of leased railcars	$350 million

Inland Barge Group:
Revenue	$155 million
Operating profit margin	0.0%

Construction Products Group:
Revenue	$550 million
Operating profit margin	12.5%

Energy Equipment Group:
Revenue	$865 million
Operating profit margin	8.5%
The range for earnings per share guidance reflects variability in the point estimates provided above for each business segment.
Revenue and operating profit elimination from sales to the Leasing Group include maintenance services in addition to railcar sales.

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